Exhibit 99.1

September 2018

Dear Fellow Shareholders:

Since becoming CEO of Schmitt Industries in January of this year, your Board and I have worked hard to further the Company’s strategic goals. The result of our efforts is apparent in the most recent quarterly earnings – which was the best in the last 10 years. Your Board and Management team are committed to building on and continuing the recent success. We have an effective and strategic plan in place that will enhance shareholder value for all our investors.

During Fiscal 2017 the Company embarked on a multi-phase strategy designed to focus our attention and resources on key product lines, stabilize financial results, and then build on that foundation by leveraging the great products and the very talented people at Schmitt. Over this period, we accomplished the following:

•	Recorded Balancer segment sales above $2 million for five consecutive quarters.

•	Reached record recurring monitoring revenues in Xact product line.

•	Reduced the number of separate product lines from six to the current three—SBS Balancing, XACT Tank Monitoring, and Acuity Laser sensors.

•	Refocused the Company on its core product lines, sold off unproductive assets, and eliminated investments in unproductive businesses.

•	Strengthened the management team through selective hiring in key positions, while eliminating less productive functions and personnel throughout key operational roles.

•	Reduced general, administration, and sales expenses both in absolute terms and as a percent of sales.

This phase was successfully achieved by mid-Fiscal 2018, resulting in three consecutive quarters of profitable operations, and the first profitable fiscal year for the Company since FY2012. Here is a summary of previously reported results:

Highlights:	FY2018	FY2017
Net Income	$210,639	($1,073,364)
Fully Diluted EPS	$0.06	($0.36)
Gross margin	43.7%	39.4%

These actions removed complexity and enhanced the human resources that are critical to our ability to compete as a small company in global markets. We must also be cognizant that the industries we serve are subject to economic cycles and global trade policies. Each of the actions above helps create a more resilient organization capable of dealing with challenges regardless of their origin.

Our work is far from done. The second phase of the plan focuses on optimizing the value of each of our three product lines. Strategic analysis of each is currently in progress, including review of the product offering, distribution, and cost structures. As we refine these plans, we are also evaluating how the Company is organized and areas where our management team and key positions need to be augmented to execute more effectively and with less risk. In our pursuit of these objectives, it is always important that we continue to balance the Company’s short-term financial results with the strategic initiatives that we believe will maximize shareholder value.

As we move forward we see opportunities to leverage the Company’s dedicated workforce, customers, and partners to create measured value to our shareholders. The markets that we participate in are evolving, and opportunities exist to apply our products and expertise to solve important customer problems. Our mission of delivering Productivity through Precision has never been more relevant as businesses compete globally based on cost and quality. A good example of this is our recent success selling balancing products to grinding machine manufacturers in the European machine tool market. This sophisticated market has come to recognize SBS as a leader in Balancing and Process Control, and we have significant commitment and growing interest from many large customers. These opportunities could not have been realized without Schmitt’s unique expertise and unwavering customer focus.

The steps we have taken create a solid foundation for Schmitt Industries and set the stage for further success over the upcoming year. We are optimistic about continued revenue growth in our core SBS business. In addition, our Xact and Acuity product lines each present opportunity for improved performance and contribution to our overall results. Our focus will continue to be on strategies that optimize the value of each of these business assets in the context of creating and maintaining shareholder value.

This is a very exciting time at Schmitt and I look forward to communicating our progress with you in the upcoming year. It is my objective to expand our shareholder communications and transparency to the market.

I thank all of you for your support.

David W. Case

President and Chief Executive Officer

Schmitt Industries, Inc.